Exhibit 10.13

BIOMARIN PHARMACEUTICAL INC.

2012 Inducement Plan (the “Plan”)

STOCK OPTIONS AGREEMENT

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

I. NOTICE OF STOCK OPTION GRANT

You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number:	[ ]

Grant Date:	[ ]

Exercise Price per Share:	$[ ]

Total Number of Shares Granted:	[ ]

Type of Option:	[Non-qualified/Incentive]

Term/Expiration Date:	[10 years from grant date]

Vesting Schedule:

Subject to accelerated vesting as set forth below, this Option may be exercised, in whole or in part, in accordance with the following schedule:

[insert vesting schedule]